Filed Pursuant to Rule 433
Dated September 25, 2009
Registration Statement No. 333-139118
Relating to
Preliminary Prospectus Supplement Dated September 25, 2009 to
Prospectus dated December 4, 2006
Developers Diversified Realty Corporation
9.625% Notes due 2016
Term sheet dated September 25, 2009

Issuer:	Developers Diversified Realty Corporation

Security:	9.625% notes due March 15, 2016

Size:	$300,000,000

Maturity Date:	March 15, 2016

Interest Payment Dates:	March 15 and September 15, beginning March 15, 2010

Benchmark Treasury:	2.375% August 2014

Benchmark Treasury Yield and Price:	2.339%; 100-5.25

Yield to Maturity:	9.75%

Spread to Benchmark Treasury:	T+741.1bps

Coupon (Interest Rate):	9.625% per year

Price to Public:	99.420% of principal amount, plus accrued interest, if any, from the Settlement Date

Trade Date:	September 25, 2009

Settlement Date:	T+3; September 30, 2009

Aggregate Price to Public:	$298,260,000

Redemption Provision:	Make-whole call at any time based on U.S. Treasury plus 50 basis points (0.50%)

CUSIP/ISIN:	251591 AT0 / US251591AT01

Joint Book-Running Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. J.P. Morgan Securities Inc.

Senior Co-Managers:	Deutsche Bank Securities Inc. Goldman, Sachs & Co. KeyBanc Capital Markets Inc. Wells Fargo Securities, LLC

Co-Managers:	ING Financial Markets LLC Knight Libertas LLC Morgan Keegan & Company, Inc PNC Capital Markets LLC Scotia Capital (USA) Inc. UBS Securities LLC U.S. Bancorp Investments, Inc.
The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-877-858-5407, or J.P. Morgan Securities Inc. collect at 1-212-834-4533.